Exhibit 10.16

CHANGE OF CONTROL

SEVERANCE PLAN FOR CERTAIN COVERED PARTICIPANTS OF

SPIRIT FINANCE CORPORATION

W I T N E S S E T H :

WHEREAS, the Board of Directors of Spirit Finance Corporation (the “Company”) recognizes that the possibility of a Change of Control (as hereinafter defined) exists and that the threat, or the occurrence, of a Change of Control can result in significant distraction of its personnel because of the uncertainties inherent in such a situation; and

WHEREAS, the Company’s Board of Directors (the “Board”) has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Participants (as hereinafter defined) in the event of a threat, or occurrence, of a Change of Control and to ensure the Participants’ continued dedication and efforts in such event without undue concern for the Participants’ personal financial and employment security; and

WHEREAS, in order to induce the Participants to remain in the employ of the Company particularly in the event of a threat, or the occurrence, of a Change of Control, the Company established this Change of Control Severance Plan (the “Plan”) to provide Participants with certain benefits in the event of a termination of their employment in connection with a Change of Control; and

WHEREAS, to the extent the Plan is deemed to be a pension plan governed by ERISA (as hereinafter defined), such Plan is limited to key members of management and select key employees. The Plan is “unfunded” for tax purposes and for purposes of ERISA. The Company will pay benefits for the Plan from its general assets or from a grantor trust, which may be established in connection with the Plan.

NOW, THEREFORE, the Company hereby adopts the Plan in accordance with the following terms:

1. Term of Plan. This Plan is effective as of the Effective Date (as hereinafter defined) and shall remain in effect until the second anniversary thereof; provided, however, that, thereafter, this Plan shall automatically renew on each successive anniversary, unless the Board determines at least 120 days prior to the renewal date, that this Plan shall not be renewed. This Plan shall terminate with respect to an individual Participant upon any termination of employment of the Participant, which occurs prior to a Change of Control (other than as provided in Section 4(a)(2) hereof). Notwithstanding the foregoing, in the event that a Change of Control occurs at any time prior to the termination or expiration of this Plan in accordance with the preceding sentence, this Plan shall not terminate until the second anniversary of the Change of Control. For purposes of this Plan, the foregoing provision shall constitute the “Term” of this Plan.

2. Participants Covered. This Plan shall apply to the Participants who are employed by the Company immediately prior to a Change of Control or who are employed by the Company at the time of an event described in Section 4(a)(2) hereof.

3. Definitions. For purposes of this Plan, the following definitions shall apply:

“Accounting Firm” has the meaning set forth in Section 7(b).

“Actual Bonus” shall mean the last annual regular cash bonus paid to the Participant during the three year period immediately preceding the Termination Year (as hereinafter defined). For the sake of clarity, a Participant’s Actual Bonus shall not include any off-cycle, retention or change in control bonus.

“Band 1 Participant” shall mean a vice president of the Company who is not otherwise covered by an employment agreement with, or severance plan or arrangement of, the Company, except to the extent such employment agreement, severance plan or other arrangement specifically states that such vice president is eligible to participate in this Plan.

“Band 2 Participant” shall mean an employee of the Company below the level of vice president who is not otherwise covered by an employment agreement with, or severance plan or arrangement of, the Company, except to the extent such employment agreement, severance plan or other arrangement specifically states that such employee is eligible to participate in this Plan.

“Board” has the meaning set forth in the recitals.

“Cause” shall be deemed to exist solely in the event of (i) the conviction of the Participant of, or the entry of a plea of guilty or nolo contendere by the Participant to, a felony (not including a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon the Participant on a strict liability basis due to the position held by the Participant, so long as any act or omission of the Participant with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board); (ii) a breach of a Participant’s duty of loyalty that has a material adverse effect upon the Company; (iii) a failure to perform or adhere to any material duties that are consistent with the terms of this Plan, or the Company’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including, without limitation, any business code of ethics adopted by the Board, or to follow the lawful directives of the Board (provided such directives are consistent with the terms of this Plan), which, in any such case, continues for 30 days after written notice from the Board to the Participant; (iv) negligence or misconduct in the performance of the Participant’s duties which has a material adverse effect upon the Company; or (v) a material breach of this Plan by the Participant that continues for 30 days after written notice from the Board to the Participant. For purposes of this definition, no act, or failure to act, on the Participant’s part will be deemed “negligence” or “misconduct” unless done, or omitted to be done, by the Participant not in good faith and without a reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Company. The parties agree that in order to terminate the Participant’s employment pursuant to clauses (ii), (iv) and (v) hereof, a determination shall be made by a majority of the non-employee members of the Board.

“Change of Control” shall be deemed to have taken place upon the occurrence of any of the following events:

(i) any person, entity or affiliated group, excluding any employee benefit plan of the Company, any Initial Investor Member or any affiliate of an Initial Investor Member, acquiring more than 50% of the then outstanding voting securities of the Company, Parent or Redford Australian Investment Trust;

(ii) the consummation of any merger or consolidation of the Company, Parent or Redford Australian Investment Trust into another company, such that the holders of the voting securities of the Company, Parent or Redford Australian Investment Trust immediately prior to such merger or consolidation hold less than 50% of the combined voting power of the securities of the surviving company or the ultimate parent of such surviving company;

(iii) the complete liquidation of the Company, Parent or Redford Australian Investment Trust or the sale or disposition of all or substantially all of the assets of the Company, Parent or Redford Australian Investment Trust, such that after the transaction, the holders of the voting securities of the Company, Parent or Redford Australian Investment Trust immediately prior to the transaction hold less than 50% of the voting securities of the acquiror or the ultimate parent of the acquirer; or

(iv) the members of the board of directors of the trustee of the Redford Australian Investment Trust (the “Trustee”) at the beginning of any consecutive 24-calendar-month period commencing on or after the date hereof (the “Incumbent Members”) cease for any reason other than death to constitute at least a majority of the members of any such board or, with respect to the Trustee, ceases to be the trustee of the Redford Australian Investment Trust; provided that any director whose election, or nomination for election by the equity holders of the Trustee, was approved by a vote of at least a majority of the members of the board then still in office who were members of such board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Member. For avoidance of doubt, if the applicable board is made up of an even number of directors, such majority shall mean fifty-one percent (51%) or more of the directors.

Notwithstanding anything herein to the contrary, an underwritten public sale of Company common stock pursuant to a registration statement filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, on Form S-1 or Form S-11 (or any successor forms thereto adopted by the U.S. Securities and Exchange Commission) shall not constitute a Change of Control.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted through applicable rulings and regulations in effect from time to time.

“Company” means (i) Spirit Finance Corporation, a Maryland corporation, (ii) any successor to all the stock of the Spirit Finance Corporation or all or substantially all of Spirit Finance Corporation’s business or assets (other than with respect to sales of assets in the ordinary course of business, securitizations and whole loan sales provided by Spirit Finance Corporation’s interim and permanent financing arrangements) that executes and delivers an agreement provided for in Section 16(a) or which otherwise becomes bound by all of the terms and provisions of this Plan by operation of law, including any parent or subsidiary of such a successor.

“Covered Termination” has the meaning set forth in Section 4(b).

“Disability” means the inability to engage in any substantial activity because of a medically determinable physical or mental impairment that can be expected to last for a continuous period of 12 months or more or that may result in death; or, an individual who is a recipient of an employer’s disability benefits for a period of more than three months by reason of a medically determinable physical or mental impairment which can be expected to last for a period of 12 months or more or that may result in death. A determination of “Disability” shall be made by a physician satisfactory to both the Participant and the Company; provided that if the Participant and the Company do not agree on a physician, the Participant and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties. The appointment of one or more individuals to carry out the offices or duties of the Participant during a period of the Participant’s inability to perform such duties pending a determination of Disability shall not be considered a Disability.

“Effective Date” shall mean June 30, 2011.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and as interpreted through applicable rules and regulations in effect from time to time.

“Excise Tax” has the meaning set forth in Section 7(a).

“Good Reason” shall mean any of the following actions or omissions:

(i) a material reduction of, or adverse change in, the Participant’s duties, titles, responsibilities or reporting requirements, or the assignment to the Participant of any duties, responsibilities or reporting requirements that are materially inconsistent with the Participant’s then current position;

(ii) a material reduction by the Company in the Participant’s annual base salary or annual bonus opportunity;

(iii) absent the Participant’s prior written consent, the requirement by the Company that the principal place of business at which the Participant performs his duties be changed to a location that is outside of a 35-mile radius of Scottsdale, Arizona. The parties acknowledge that for these purposes, the Participants’ principal place of business will be Scottsdale, Arizona;

(iv) on and after the occurrence of a Change of Control, any failure by the Company to obtain from any successor to the Company an agreement reasonably satisfactory to Participant to assume and perform this Plan, as contemplated by Section 16(a), which has not been cured within 15 days after the notice of the failure has been given by Participant to the Company.

Notwithstanding the foregoing, to terminate for Good Reason, the Participant must provide the Company with a notice of termination stating Good Reason within 30 days of the occurrence of the event purportedly constituting Good Reason, the Company must fail to cure or resolve such event within 30 days thereafter and the Participant must terminate his or her employment with the Company within 30 days of the end of such cure period.

“Incumbent Members” has the meaning set forth in the definition of Change of Control.

“Initial Investor Members” shall mean the Initial Investor Members as defined in the Second Amended and Restated Limited Liability Company Agreement of Redford Holdco, LLC, as amended from time to time in accordance with its terms.

“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provisions so indicated.

“Parent” shall mean Redford Holdco, LLC, a Delaware limited liability company.

“Participants” shall mean, collectively, the Band 1 Participants and the Band 2 Participants. As used herein, the Participant shall mean any one of the Participants, individually, at a given time.

“Payment” has the meaning set forth in Section 7(a).

“Plan” has the meaning set forth in the recitals.

“Plan Administrator” has the meaning set forth in Section 9(a).

“Retirement” shall mean a termination of employment by the Participant pursuant to late, normal or early retirement under a pension plan (which may include a defined benefit plan or a defined contribution plan) sponsored by the Company, as defined in such plan, but only if such retirement occurs prior to a termination by the Company without Cause or by the Participant for Good Reason.

“Term” has the meaning set forth in Section 1.

“Termination Year” shall mean the year in which the Participant’s termination of employment occurs.

“Trustee” has the meaning set forth in the definition of Change of Control.

4. Termination of Employment in Respect of a Change of Control; Compensation Upon Termination of Employment in Respect of a Change of Control.

(a) Termination Without Cause by the Company or for Good Reason by the Participant.

1. The Participant shall be entitled to the compensation provided for in Section 4(b) hereof, if within two years after a Change of Control, the Participant’s employment by the Company shall be terminated (A) by the Company for any reason other than (1) the Participant’s Disability or Retirement; (2) the Participant’s death; or (3) for Cause; or (B) by the Participant with Good Reason.

2. In addition, the Participant shall be entitled to the compensation provided for in Section 4(b) hereof, if the following events occur: (A) an agreement is signed which, if consummated, would result in a Change of Control; (B) the Participant is terminated without Cause by the Company or terminates employment with Good Reason prior to the anticipated Change of Control; and (C) such termination (or the action leading to the termination of employment in the case of Good Reason) is at the request or suggestion of the acquirer or merger partner or otherwise in connection with the anticipated Change of Control, except that any termination of employment as set forth in clause (B) above, that occurs after the event set forth in clause (A) above, shall, for purposes of clause (C) above, be presumed, in the absence of clear and convincing evidence to the contrary, to have occurred in connection with a Change of Control, whether or not a Change of Control actually occurs.

(b) Compensation Upon Termination of Employment in Respect of a Change of Control. If during the Term of this Plan, the Participant’s employment with the Company terminates in accordance with Section 4(a) (a “Covered Termination”), a Band 1 Participant shall be entitled to the payments and benefits in accordance with the terms set forth on Exhibit A and a Band 2 Participant shall be entitled to the payments and benefits in accordance with the terms set forth on Exhibit B.

(c) Withholding. Payments and benefits provided pursuant to this Section 4 shall be subject to any applicable payroll and other taxes required to be withheld.

(d) No Mitigation. The Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment.

5. Compensation Upon Termination for Death, Disability or Retirement. If a Participant’s employment is terminated by reason of death, Disability or Retirement prior to any Covered Termination, Participant will only receive the following benefits:

(a) the sum of (i) Participant’s accrued but unpaid salary or draw through the date of termination of employment; (ii) an amount equal to the Participant’s Actual Bonus, pro rated from January 1 of the Termination Year through the date of the Participant’s termination of employment; and (iii) any accrued vacation pay; and

(b) other accrued or vested benefits in accordance with the terms of the applicable plan (with an offset for any amounts paid under Section 5(a)(iii), above).

6. Notice of Termination.

(a) Termination for Cause. Termination of the Participant for Cause shall be made by delivery to the Participant of a Notice of Termination given to the Participant after the Participant has been given (i) 30 days prior written notice of the Company’s intent to terminate the Participant for Cause, specifying the basis for such termination and the particulars thereof; and (ii) a reasonable opportunity for the Participant to be heard; provided, however, that the Board or the chief executive officer of the Company may, in their sole discretion, shorten or eliminate such prescribed advance notice period if the Board or the Company’s chief executive officer determines that such change is appropriate under the circumstances. The Notice of Termination shall state that, in the reasonable judgment of the Company, the conduct or event constitutes Cause and that such occurrence warrants the Participant’s termination of employment.

(b) Termination for Good Reason. In the event that the Participant provides the Company with a Notice of Termination referencing the definition of Good Reason as the reason for his or her termination of employment, the Company shall have 30 days thereafter in which to cure or resolve the behavior otherwise constituting Good Reason. Any good faith determination by the Participant that Good Reason exists, or remains uncured, shall be presumed correct and shall be binding upon the Company.

(c) Miscellaneous. Any purported termination of the Participant’s employment (other than on account of Participant’s death) with the Company shall be communicated by a Notice of Termination to the Participant, if such termination is by the Company, or to the Company, if such termination is by the Participant. For purposes of this Plan, no purported termination of Participant’s employment with the Company shall be effective without such a Notice of Termination having been given.

7. Excess Parachute Excise Tax.

(a) If it is determined, as hereafter provided, that any payment or distribution by the Company to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including, without limitation, any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), such payment shall be limited to the greatest amount which may be paid to the Participant under Section 280G of the Code without causing any loss of deduction to the Company under such Section of the Code.

(b) Subject to the provisions of Section 7(a) hereof, all determinations required to be made under this Section 7, including whether an Excise Tax would be imposed, shall be made by the nationally recognized registered public accounting firm (the “Accounting Firm”) used by the Company prior to the Change of Control. The Accounting Firm shall be directed by the Company to submit its preliminary determination and detailed supporting calculations to both the Company and the Participant within eight (8) calendar days after the date of termination of employment, if applicable, and any other such time or times as may be requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall, at the same time as it makes such determination, furnish the Participant with an opinion that the Participant has substantial authority not to report any Excise Tax on his or her federal, state, local income or other tax return.

(c) The Company and the Participant shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Participant, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 7(b) hereof.

(d) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 7(b) hereof shall be borne by the Company. If such fees and expenses are initially advanced by the Participant, the Company shall reimburse the Participant the full amount of such fees and expenses within five business days after receipt from the Participant of a statement therefor and reasonable evidence of his/her payment thereof.

8. Board Powers and Duties. The Board, on behalf of the Participants and their beneficiaries, shall administer and enforce the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the complete and absolute discretion to construe all provisions of this Plan and make all factual determinations and the right, power, authority and duty:

(a) to make rules, regulations and bylaws for the administration of this Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of this Plan and the rules and regulations promulgated hereunder by the Board;

(b) to construe and interpret all terms, provisions, conditions and limitations of this Plan, which interpretation or construction shall be final and binding on all parties, including, but not limited to, the Company and any Participant or beneficiary. The Board shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to this Plan;

(c) to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in this Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of this Plan;

(d) to determine in its sole discretion all questions relating to eligibility;

(e) to determine whether and when there has been a termination of a Participant’s employment with the Company, and the reason for such termination; and

(f) to make a determination in its sole discretion as to the right of any person to a benefit under this Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder.

9. Claims Procedure. Any Participant who has not received benefits under this Plan that he or she believes should be paid may make a claim for such benefits as follows:

(a) Initiation—Written Claim. The Participant shall initiate a claim by submitting a written claim for benefits to the “Plan Administrator” at the address below:

Michael A. Bender

Plan Administrator

Change of Control Plan

14631 N. Scottsdale Rd., Suite 200

Scottsdale, AZ 85254

(b) Timing of Plan Administrator’s Response. The Plan Administrator shall respond to the Participant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the Participant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(c) Notice of Decision. If the Plan Administrator denies part or the entire claim, the Plan Administrator shall notify the Participant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the Participant. The notification shall set forth:

1. The specific reasons for the denial;

2. A reference to the specific provisions of the Plan on which the denial is based;

3. A description of any additional information or material necessary for the Participant to perfect the claim and an explanation of why it is needed;

4. An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and

5. A statement of the Participant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

10. Review Procedure. If the Plan Administrator denies part or the entire claim, the Participant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

(a) Initiation—Written Request. To initiate the review, the Participant, within 60 days after receiving the Plan Administrator’s notice of denial, must submit a written request for review (i.e. an appeal of the Plan Administrator’s initial benefit determination pursuant to Section 9 above) to the Plan Administrator at:

Michael A. Bender

Plan Administrator

Change of Control Plan

14631 N. Scottsdale Rd., Suite 200

Scottsdale, AZ 85254

(b) Additional Submissions—Information Access. The Participant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the Participant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Participant’s claim for benefits.

(c) Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the Participant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Timing of the Plan Administrator’s Response. The Plan Administrator shall respond in writing to such Participant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the Participant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(e) Notice of Decision. The Plan Administrator shall notify the Participant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the Participant. The notification shall set forth:

1. The specific reasons for the denial;

2. A reference to the specific provisions of this Plan on which the denial is based;

3. A statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Participant’s claim for benefits; and

4. A statement of the Participant’s right to bring a civil action under ERISA Section 502(a).

11. Notices. Except in connection with claims for benefits pursuant to Sections 9 and 10 above, for purpose of this Plan, notices and all other communications provided for in this Plan or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at: Spirit Finance Corporation, 14631 North Scottsdale Road, Scottsdale, Arizona 85254-2711, Attention: President; and, in the case of the Participant, to the Participant at the most recent address of the Participant that is set forth in the Company’s records.

All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

12. Amendment and Termination. This Plan may be amended prior to the date of a Change of Control. This Plan may not be amended or terminated during the period commencing on the date of a Change of Control and ending on the second anniversary of the Change of Control; provided, however, that no amendment or termination after the inception of this Plan may alter or curtail the entitlements of a Participant accrued under the terms of this Plan by virtue of a termination of the Participant’s employment prior to such amendment or termination and the Company shall continue to provide the benefits or payments to which a Participant had become entitled hereunder prior to the termination or amendment of this Plan.

13. Non-Exclusivity of Rights. Nothing in this Plan shall prevent or limit the Participant’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Participant may qualify, nor shall anything herein limit or reduce such rights as the Participant may have under any agreements with the Company or any of its subsidiaries (although employment agreements and other severance arrangements may exclude an individual from being eligible to participate in this Plan, pursuant to the definition of Participants above). Amounts which are vested benefits or which the Participant is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Plan.

14. Third-Party Beneficiary; Joint and Several Liability.

(a) Each Participant covered under this Plan shall have third-party beneficiary rights with respect to the Participant’s rights and entitlements hereunder and may file suit on his or her behalf in a court of competent jurisdiction to enforce such rights and entitlements.

(b) Any successors or assigns under the definition of the “Company” shall be jointly and severally liable with the Company under this Plan.

15. Governing Law; Venue. The validity, interpretation, construction and performance of this Plan shall be governed on a non-exclusive basis by the laws of the State of Arizona without giving effect to its conflict of laws rules, except to the extent preempted by federal law. For purposes of jurisdiction and venue, the Company hereby consents to jurisdiction and venue in any suit, action or proceeding with respect to this Plan in any court of competent jurisdiction in the state in which Participant resides at the commencement of such suit, action or proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.

16. Successors and Assignment.

(a) This Plan shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to maintain this Plan and to perform under this Plan to the same extent that the Company would be required to perform under the Plan if no such succession or assignment had taken place.

(b) This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant should die while any amount would be payable to the Participant hereunder if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant’s estate or designated beneficiary. Neither this Plan nor any right arising hereunder may be assigned or pledged by the Participant.

17. Reemployment. Notwithstanding anything to the contrary contained herein, in the event that Participant is requested by the Board to terminate his or her employment with the Company in order to become employed by the Parent or any of its other subsidiaries on the same or better terms contained herein, the Participant shall terminate his employment with the Company and commence employment with the Parent or such subsidiary and such request and termination of employment with the Company and employment by the Parent or such subsidiary shall not in and of itself be deemed to constitute Good Reason or entitle Participant to any of the compensation or benefits described in Section 4 other than his or her base salary, incentive bonus, expense reimbursements and all other compensation-related payments that are payable as of his termination of employment date and that are related to his or her period of employment preceding his or her termination date; provided, however, that the events described in this subsection shall not excuse the Company of its obligations to the Participant with respect to any other events which may constitute Good Reason.

18. Severability. The provisions of this Plan shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof.

19. Confidentiality. The Participant shall retain in confidence any and all confidential information concerning the Company and its subsidiaries and their respective business which is now known or hereafter becomes known to the Participant, except as otherwise required by law and except information (a) ascertainable or obtained from public information; (b) received by the Participant at any time after the Participant’s employment with the Company has terminated, from a third party not employed by or otherwise affiliated with the Company, provided that the source of such information was not, to the Participant’s knowledge, prohibited from disclosing the information to the Participant by a legal, contractual, or fiduciary obligation; or (c) which is or becomes known to the public by any means other than a breach of this Section 19. Upon the termination of employment, the Participant will not take or keep any proprietary or confidential information or documentation belonging to the Company and its subsidiaries.

Exhibit A

A Band 1 Participant shall be entitled to the following payments and/or benefits if such Participant becomes entitled to benefits under Section 4 of the Plan:

1. Severance. The Company shall pay or cause to be paid to an eligible Band 1 Participant a cash severance amount equal to the sum of (A) the Band 1 Participant’s annual base salary on the date of the Change of Control (or, if higher, the annual base salary in effect immediately prior to the giving of the Notice of Termination); and (B) the Band 1 Participant’s Actual Bonus. This cash severance amount shall be payable in a lump sum calculated without any discount or offset, except for required tax withholdings.

2. Additional Payments and Benefits. The Band 1 Participant shall also be entitled to:

(a) a lump sum cash payment equal to the sum of (1) the Band 1 Participant’s accrued but unpaid annual base salary through the date of the Covered Termination; (2) the unpaid portion, if any, of any Actual Bonus, plus an amount equal to the Band 1 Participant’s Actual Bonus, pro rated from January 1 of the Termination Year through the date of the Covered Termination; and (3) any accrued vacation pay, in each case, in full satisfaction of Band 1 Participant’s rights thereto;

(b) immediate 100% vesting of all outstanding stock options, stock appreciation rights and restricted stock granted or issued by the Company to the extent not previously vested on or following the Change of Control; and

(c) all other accrued or vested benefits in accordance with the terms of the applicable plan, which vested benefits shall include the Band 1 Participant’s otherwise unvested account balances in the Company’s 401(k) plan, which shall be deemed vested as of the date of the Covered Termination.

3. Time of Payment. All payments and benefits under this Exhibit A (other than the payments specified in Sections 2(a)(1), 2(a)(3) and 2(c) (other than the unvested 401(k) account balance), which shall be paid within 10 business days of the Band 1 Participant’s Covered Termination date) shall be paid and/or commence promptly after the Band 1 Participant has executed and delivered a general release of claims in a form prescribed by the Company and such release has become irrevocable under applicable law; provided that such release must become irrevocable during the 60-day period following the Band 1 Participant’s Covered Termination date; provided further that to the extent any payment or benefit is considered to be non-qualified deferred compensation subject to Section 409A of the Code, such payment and/or benefit shall not be made or commence until the 60th day following the Band 1 Participant’s Covered Termination date and shall include all payments that otherwise would have been made.

4. Outplacement. If so requested by the Band 1 Participant, reasonable outplacement services shall be provided by and paid by the Company directly to a professional outplacement provider selected by the Band 1 Participant until the second anniversary of the Band 1 Participant’s Covered Termination date; provided, however, that such outplacement services shall be provided to the Band 1 Participant at a cost to the Company of not more than 15% of such Band 1 Participant’s annual base salary during the Termination Year.

A-1

Exhibit B

A Band 2 Participant shall be entitled to the following payments and/or benefits if such Participant becomes entitled to benefits under Section 4 of the Plan:

1. Severance. The Company shall pay or cause to be paid to an eligible Band 2 Participant a cash severance amount equal to the Band 2 Participant’s annual base salary on the date of the Change of Control (or, if higher, the annual base salary in effect immediately prior to the giving of the Notice of Termination). This cash severance amount shall be payable in a lump sum calculated without any discount or offset, except for required tax withholdings.

2. Additional Payments and Benefits. The Band 2 Participant shall also be entitled to:

(a) a lump sum cash payment equal to the sum of (1) the Band 2 Participant’s accrued but unpaid annual base salary through the date of the Covered Termination; (2) the unpaid portion, if any, of any Actual Bonus, plus an amount equal to the Band 2 Participant’s Actual Bonus, pro rated from January 1 of the Termination Year through the date of the Covered Termination; and (3) any accrued vacation pay, in each case, in full satisfaction of Band 2 Participant’s rights thereto;

(b) immediate 100% vesting of all outstanding stock options, stock appreciation rights and restricted stock granted or issued by the Company to the extent not previously vested on or following the Change of Control; and

(c) all other accrued or vested benefits in accordance with the terms of the applicable plan, which vested benefits shall include the Band 2 Participant’s otherwise unvested account balances in the Company’s 401(k) plan, which shall be deemed vested as of the date of the Covered Termination.

3. Time of Payment. All payments and benefits under this Exhibit B (other than the payments specified in Sections 2(a)(1), 2(a)(3) and 2(c) (other than the unvested 401(k) account balance), which shall be paid within 10 business days of the Band 2 Participant’s Covered Termination date) shall be paid and/or commence promptly after the Band 2 Participant has executed and delivered a general release of claims in a form prescribed by the Company and such release has become irrevocable under applicable law; provided that such release must become irrevocable during the 60-day period following the Band 2 Participant’s Covered Termination date; provided further that to the extent any payment or benefit is considered to be non-qualified deferred compensation subject to Section 409A of the Code, such payment and/or benefit shall not be made or commence until the 60th day following the Band 2 Participant’s Covered Termination date and shall include all payments that otherwise would have been made.

4. Outplacement. If so requested by the Band 2 Participant, reasonable outplacement services shall be provided by and paid by the Company directly to a professional outplacement provider selected by the Band 2 Participant until the second anniversary of the Band 2 Participant’s Covered Termination date; provided, however, that such outplacement services shall be provided to the Band 2 Participant at a cost to the Company of not more than 15% of such Band 2 Participant’s annual base salary during the Termination Year.

B-1